Exhibit 2(a)(2)

ENHANCED S&P 500® GEAREDSM FUND INC.

ARTICLES OF AMENDMENT

Enhanced S&P 500® GEAREDSM Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “S&P 500® GEAREDSM Fund II Inc.”

SECOND: The foregoing amendment to the Charter was approved by the directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 29th day of September, 2005.

ATTEST:	Enhanced S&P 500® GEAREDSM Fund Inc.

/s/ Donald C. Burke	By: /s/ Colleen R. Rusch
Donald C. Burke	Colleen R. Rusch
Secretary	Vice President